Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President Finance and

Chief Financial Officer

(913) 327-3109

FOR IMMEDIATE RELEASE

NPC INTERNATIONAL, INC. ANNOUNCES FIRST QUARTER 2007 EARNINGS

First Quarter Highlights:

•	Adjusted EBITDA (EBITDA, excluding net facility impairment charges, pre-opening expenses and expenses relating to the acquisition of NPC on May 3, 2006)(reconciliation attached):

•	First Quarter Adjusted EBITDA of $25.1 MM was below the prior year by $1.75 MM or 6.5%

•	Comparable Store Sales increased 0.7%; rolling over an increase of 2.1% last year

•	Debt was $432.9MM at the end of the quarter; a $1.2 MM increase from fiscal year-end despite borrowing $11.0MM during the quarter to fund the previously announced 59 store acquisition.

•	Net Income was $2.4MM

The Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended March 27, 2007 filed with the SEC which can be accessed at www.sec.gov. The Company’s First Quarter Earnings conference call will be held Monday May 14, 2007 at 9:00 CDT. You can access this call by dialing 866-700-7101. The international number is 617-213-8837. The access code for the call is 37467776. Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com. For those unable to participate live, a replay of the call will be available until May 31, 2007 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 89995836. A replay of the call is also available at the Company’s website.

OVERLAND PARK, KANSAS, (MAY 11, 2007)—NPC International, Inc. (the “Company”), today announced net income for the first fiscal quarter ended March 27, 2007 of $2.4 million compared to net income of $15.4 million for the first fiscal quarter of 2006. Net income for the first quarter of 2007 was lower than the prior year primarily due to $6.3 million in incremental interest expense associated with financing the sale of the Company on May 3, 2006, lower restaurant operating margins, increased depreciation and amortization associated with the sale of the Company on May 3, 2006, increased income tax expenses due to the Company’s change from subchapter S status to C corporation status and professional fees incurred associated with the Company’s increased public reporting requirements.

Net product sales for the first fiscal quarter were $168.4 million, for an increase of $9.9 million or 6.3% compared to the same period of the prior year, due primarily to an increase of 4.6% in weighted average stores in operation resulting mostly from the acquisition of 39 stores on October 3, 2006 and 59 stores on March 13, 2007 and a 0.7% increase in comparable store sales.

Adjusted EBITDA (reconciliation attached) for the first fiscal quarter was $25.1 million which was $1.75 million or 6.5% less than last year primarily due to increased cost of sales associated with certain of our first fiscal quarter promotional activities, increased store labor costs due to increased traffic in the more labor intensive delivery segment of our business versus the prior year and inefficiencies associated with our March 13, 2007 acquisition of 59 stores in the Mountain West. First quarter adjusted EBITDA was also adversely impacted by increased professional fees expense in fiscal 2007 associated with our increased public reporting requirements and Sarbanes Oxley implementation efforts, training and travel costs incurred in the recent acquisition, and management fees paid to our sponsor, all of which were not included in the prior year results.

Jim Schwartz, President and CEO stated, “We are pleased that we were able to maintain top-line momentum in this challenging consumer environment increasing our comparable store sales by 0.7% during our first fiscal quarter while rolling over our most challenging comparable store sales growth quarter from the prior year. We were not satisfied with our restaurant margins during the quarter and we are refocusing our efforts in that regard in an effort to improve store labor productivity and reduce unproductive discounting from our customer pricing equation. “

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 872 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

NPC INTERNATIONAL, INC.

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended 3/27/2007	% Net Product Sales	13 Weeks ended 3/28/2006	% Net Product Sales
Net product sales	$168,425	100.0%	$158,517	100.0%
Fees and other income	4,663	2.8%	4,375	2.8%

Total sales	173,088	102.8%	162,892	102.8%

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization)	44,978	26.7%	40,959	25.8%
Direct labor	47,862	28.4%	44,029	27.8%
Other restaurant operating expenses	54,491	32.4%	48,778	30.8%
General and administrative expenses	9,745	5.8%	8,991	5.7%
Corporate depreciation and amortization of intangibles	3,222	1.9%	1,610	1.0%
Net facility impairment charges	83	—	100	0.1%
Net (gain) on disposition of assets	(341)	(0.2)%	(157)	(0.1)%

Total costs and expenses	160,040	95.0%	144,310	91.0%

Operating income	13,048	7.7%	18,582	11.7%

Other income (expense):
Interest expense	(9,375)	(5.6)%	(3,057)	(1.9)%
Miscellaneous	4	—	(113)	(0.1)%

Total other expense	(9,371)	(5.6)%	(3,170)	(2.0)%

Income before income taxes	3,677	2.2%	15,412	9.7%
Provision for income taxes	1,267	0.8%	—	—

Net income	$2,410	1.4%	$15,412	9.7%

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Adjusted EBITDA(1)

(in thousands)

	Thirteen Weeks Ending
	March 27, 2007	March 28, 2006
Net Income	$2,410	$15,412
Adjustments:
Interest expense	9,375	3,057
Income taxes	1,267	—
Depreciation and amortization	11,768	7,521
Net facility impairment charges	83	100
Pre-opening expenses and other	210	169
Transaction expenses	—	604

Adjusted EBITDA	$25,113	$26,863

(1)	The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses and other further adjusted to exclude expenses related to the acquisition of the Company by Merrill Lynch Global Private Equity. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income (loss) to Adjusted EBITDA.

07-04